Exhibit 99.1

    Allied Capital Announces Third Quarter 2003 Financial Results;
            Quarterly Dividend of $0.57 Per Share Declared

    WASHINGTON--(BUSINESS WIRE)--Oct. 28, 2003--Allied Capital
Corporation (NYSE: ALD) today announced third quarter 2003 financial results.

    Highlights for Q3 2003

    --  Net income was $0.28 per share, or $33.7 million

    --  Net investment income was $0.44 per share, or $53.6 million

    -- The total of net investment income and net realized losses was $0.39 per share, or $47.2 million

    -- Net unrealized depreciation was $0.11 per share, or $13.4 million

    -- Regular quarterly dividend of $0.57 per share paid; fourth quarter dividend of $0.57 per share declared

    --  Net asset value per share was $14.46 per share

    --  Shareholders' equity increased to $1.78 billion

    --  New investments totaled $138.4 million for the quarter

    Operating Results

    For the three months ended September 30, 2003, net investment income was $53.6 million or $0.44 per share, as compared to $45.1 million or $0.44 per share for the three months ended September 30, 2002. Net realized losses were $6.4 million, or $0.05 per share for the quarter ended September 30, 2003, as compared to net realized gains of $48.2 million or $0.47 per share for the quarter ended September 30, 2002. The sum of net investment income and net realized gains or losses was $47.2 million or $0.39 per share for the three months ended September 30, 2003, as compared to $93.3 million or $0.90 per share for the three months ended September 30, 2002.
    Net income for the quarter ended September 30, 2003, was $33.7 million or $0.28 per share, after net unrealized depreciation of $13.4 million or $0.11 per share. Net income for the quarter ended September 30, 2002, was $45.5 million or $0.44 per share, after net unrealized depreciation of $47.8 million or $0.46 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
    For the nine months ended September 30, 2003, net investment income was $140.9 million or $1.22 per share, as compared to $141.5 million or $1.37 per share for the nine months ended September 30, 2002. Net realized gains were $50.4 million or $0.44 per share for the nine months ended September 30, 2003, as compared to $57.1 million or $0.55 per share for the nine months ended September 30, 2002. The sum of net investment income and net realized gains was $191.3 million or $1.66 per share for the nine months ended September 30, 2003, as compared to $198.6 million or $1.93 per share for the nine months ended September 30, 2002. Net income for the nine months ended September 30, 2003, was $113.6 million or $0.98 per share, after net unrealized depreciation of $77.8 million or $0.68 per share. Net income for the nine months ended September 30, 2002, was $174.9 million or $1.70 per share, after net unrealized depreciation of $23.7 million or $0.23 per share.
    During the quarter, the company invested a total of $138.4 million. After total repayments of $69.4 million, asset sales of $5.1 million and valuation and other changes during the quarter, total assets were $3.01 billion at September 30, 2003. Shareholders' equity increased 15% to $1.78 billion at September 30, 2003, from $1.55 billion at December 31, 2002. Net asset value per share was $14.46 at September 30, 2003.

    Portfolio Activity for Q3 2003

    New private finance investments totaled $31.7 million and commercial real estate investments totaled $106.7 million for the quarter. At September 30, 2003, the overall weighted average yield on the interest-bearing portfolio was 14.5%, as compared to 14.1% at June 30, 2003.

    Private Finance

    The private finance portfolio totaled $1.81 billion at September 30, 2003. Loans and debt securities, which totaled $1.16 billion at September 30, 2003, had a weighted average yield of 15.3% as compared to 14.4% at June 30, 2003. Significant new private finance investments during the third quarter of 2003 included:

    -- $6.7 million to Advantage Mayer, Inc., a leading sales and marketing agency specializing in outsourced sales, merchandising, and marketing services to manufacturers, suppliers, and producers of food products and consumer goods, to fund an acquisition;

    -- $5.7 million to Haven Eldercare, LLC, an owner and operator of skilled nursing facilities, to assist the company in gaining control of certain facilities;

    -- $5.0 million to Professional Paint, Inc., a leading manufacturer and distributor of architectural paints and coatings, to finance the company's acquisition of Duckback Products, Inc.;

    -- $3.7 million to Mezzanine Capital Finance, LLC, a company formed to make small real estate mezzanine loans, to help finance additional investments; and

    -- $3.0 million to Foresite Towers, LLC, to fund tower construction and company growth.

    Commercial Real Estate Finance

    At September 30, 2003, the company's CMBS and CDO portfolio totaled $688.4 million, and had a weighted average yield of 13.9%, as compared to 14.7% at June 30, 2003. The company invested a total of $102.7 million in seven new CMBS transactions during the third quarter of 2003, including $79.0 million of investments in BB+, BB and BB-rated bonds. The yield on the CMBS bond portfolio will fluctuate based on the mix of bond classes. The yield will be lower when the portfolio contains more higher-rated, lower-yielding BB+, BB and BB- rated bonds. The unamortized discount on the CMBS bond portfolio totaled $658.2 million at September 30, 2003.

    Portfolio Quality

    Allied Capital employs a grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.
    At September 30, 2003, Grade 1 investments totaled $941.8 million, or 36.2% of the total portfolio at value; Grade 2 investments totaled $1.38 billion, or 53.2% of the total portfolio; Grade 3 investments totaled $165.5 million, or 6.4% of the total portfolio; Grade 4 investments totaled $16.2 million, or 0.6% of the total portfolio; and Grade 5 investments totaled $93.8 million, or 3.6% of the total portfolio. Included in Grade 4 and 5 investments are assets totaling $33.3 million that are secured by commercial real estate.
    For the total investment portfolio, loans and debt securities greater than 90 days past due were $134.9 million at value at September 30, 2003, or 5.2% of the total portfolio. Included in this category are loans and debt securities valued at $43.0 million that are secured by commercial real estate. Loans and debt securities not accruing interest totaled $118.2 million at September 30, 2003. At September 30, 2003, the company's CMBS investments included investments in the first loss, unrated bond class of 33 CMBS issuances. For these issuances, loans over 30 days delinquent or classified as real estate owned totaled 1.1% of the total outstanding principal balance of the underlying collateral pool.

    Liquidity and Capital Resources

    During the quarter ended September 30, 2003, Allied Capital raised a total of $153.1 million in new equity. The company has a revolving line of credit with a committed amount of $462.5 million. The line of credit may be expanded through new or additional commitments up to $600 million, and is a two-year facility with the option to extend the maturity for one additional year under substantially similar terms. At September 30, 2003, there were no amounts drawn on the revolving line of credit. The amount available under the line was $426.6 million, net of amounts committed for standby letters of credit of $35.9 million.
    At September 30, 2003, the company had a weighted average cost of debt of 7.5%. The company's regulatory asset coverage was 306% and the ratio of debt to equity was 0.54 to 1. The company is required to maintain regulatory asset coverage of at least 200%.

    Quarterly Dividend of $0.57 Per Share Declared

    As previously released on October 17, 2003, the company declared its 161st regular quarterly dividend of $0.57 per share for the fourth quarter of 2003. The dividend is payable as follows:

-0-
*T
        Record date         December 12, 2003

        Payable date        December 26, 2003
*T

    The company's dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

    Webcast/Conference Call at 10:15 a.m. EST on October 28, 2003

    The company will host a webcast/conference call at 10:15 a.m.
(EST) today to discuss third quarter financial results. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call; please reference the passcode "Allied Capital." International callers should dial (706) 645-0106. An archived replay of the event will be available on our web site or by calling (800) 642-1687 and referencing passcode "2832559". International callers, please dial (706) 645-9291 to access the replay. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

    About Allied Capital

    Allied Capital is the nation's largest business development company and provides long-term debt and equity investment capital to companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities and collateralized debt obligation bonds and preferred shares. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

    Forward-looking Statements

    The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company's periodic filings with the Securities and Exchange Commission.


(in thousands, except per share                   At            At
 amounts)                                      September     December
                                                  30,           31,
                                                 2003          2002
                                      --------------------------------
                                              (unaudited)
ASSETS
Portfolio at value:
 Private finance                              $1,808,708   $1,743,215
 Commercial real estate finance                  792,350      744,952
                                              ----------   ----------
        Total portfolio at value               2,601,058    2,488,167

Other assets                                     117,038      100,221
Deposits of proceeds from sales of
 borrowed Treasury securities                    221,732      194,745
Cash and cash equivalents                         69,071       11,186
                                              ----------   ----------

              Total assets                    $3,008,899   $2,794,319
                                              ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Debt                                           $954,200     $998,450
 Obligations to replenish borrowed
  Treasury securities                            221,853      197,027
 Mandatorily redeemable preferred
  stock                                            1,000            -
 Accounts payable and other
  liabilities                                     50,259       45,771
                                              ----------   ----------
        Total liabilities                      1,227,312    1,241,248

Preferred stock                                    6,000        7,000

Shareholders' Equity:
 Common stock                                         12           11
 Additional paid-in-capital                    1,854,253    1,547,183
 Notes receivable from sale of common
  stock                                          (19,502)     (24,704)
 Net unrealized appreciation
  (depreciation) on portfolio                    (38,349)      39,411
 Undistributed (distributions in
  excess of) earnings                            (20,827)     (15,830)
                                              ----------   ----------
        Total shareholders' equity             1,775,587    1,546,071
                                              ----------   ----------

        Total liabilities and
         shareholders' equity                 $3,008,899   $2,794,319
                                              ==========   ==========


Net asset value per common share                  $14.46       $14.22
Common shares outstanding                        122,766      108,698


                                      3 Months Ended  9 Months Ended
(in thousands, except per share        September 30,   September 30,
 amounts)                             2003    2002     2003     2002
                                      ----    ----     ----     ----
Interest and Related Portfolio
 Income:                              (unaudited)        (unaudited)
     Interest and dividends        $78,895 $67,624  $211,553 $195,289
     Premiums from loan
      dispositions                   2,523     392     5,281    2,051
     Fees and other income           7,452   8,313    22,380   34,573
                                   ------- -------  -------- --------
               Total interest and
                related portfolio
                income              88,870  76,329   239,214  231,913
                                   ------- -------  -------- --------
Expenses:
     Interest                       20,334  17,430    57,614   52,414
     Employee                        9,480   8,153    26,859   24,462
     Administrative                  5,897   5,052    15,395   12,913
                                   ------- -------  -------- --------
               Total operating
                expenses            35,711  30,635    99,868   89,789
                                   ------- -------  -------- --------

Net investment income before
 income taxes                       53,159  45,694   139,346  142,124

Income tax expense (benefit)          (449)    600    (1,530)     600
                                   ------- -------  -------- --------

Net investment income               53,608  45,094   140,876  141,524

Net realized and unrealized gains
 (losses):
    Net realized gains (losses)     (6,438) 48,222    50,441   57,072
    Net change in unrealized
     appreciation or depreciation  (13,426)(47,796)  (77,760) (23,661)
                                   ------- -------  -------- --------
              Total net gains
               (losses)            (19,864)    426   (27,319)  33,411
                                   ------- -------  -------- --------

Net increase in net assets
 resulting from operations         $33,744 $45,520  $113,557 $174,935
                                   ======= =======  ======== ========

Earnings per common share -
 diluted                             $0.28   $0.44     $0.98    $1.70

Weighted average common shares
 outstanding - diluted             120,906 103,302   115,228  103,040


    CONTACT: Allied Capital
             Janet McCabe, 203-973-6344